Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Ambulnz, Inc. and Subsidiaries

New York, New York

We hereby consent to the use in the proxy statement/consent solicitation statement/prospectus constituting a part of this Registration Statement of our report dated June 24, 2021, relating to the consolidated financial statements of Ambulnz, Inc. and subsidiaries, which is contained in that proxy statement/consent solicitation statement/prospectus.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

October 1, 2021